Exhibit 10.1

LOAN AND SECURITY AGREEMENT

dated as of March 8, 2024

between

KORU MEDICAL SYSTEMS, INC.,

as Borrower

and

HSBC VENTURES USA INC.,

as Bank

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of March 8, 2024 (the “Effective Date”) by and between KORU MEDICAL SYSTEMS, INC., a Delaware corporation (“Borrower”) and HSBC VENTURES USA INC. (“Bank”), and provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Section 1           Definitions.

1.1        Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or a Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the equity interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than equity interests having such power only by reason of the happening of a contingency) or a majority of the outstanding equity interests of a Person.

“Adjusted Quick Ratio” is, calculated on a consolidated basis with respect to Borrower and its Subsidiaries, the ratio of (a) Quick Assets to (b) Current Liabilities.

“Advance” or “Advances” is or are a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affected Financial Institution” is (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person. For purposes of this Agreement, in all cases HSBC Bank USA, N.A. shall be deemed to be an Affiliate of Bank.

“Agreement” is defined in the preamble hereof.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Audited Financial Statements” are, as of any date, the most recent audited financial statements submitted to Bank pursuant to Section 6.2(f).

“Authorized Signer” is any individual listed in any Loan Party’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Loan Party.

“Availability Amount” is the lesser of (a) the Revolving Line or (b) the Borrowing Base, minus the sum of all outstanding principal amounts of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all (a) reasonable and documented out-of-pocket expenses incurred by Bank (including the reasonable and documented fees, charges and disbursements of counsel for Bank), and all fees and time charges and disbursements for attorneys who may be employees of Bank, in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) reasonable audit fees and documented related costs and expenses, and (c) out-of-pocket expenses incurred by Bank (including the fees, charges and disbursements of any counsel for Bank) and all fees and time charges for attorneys who may be employees of Bank, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents (including without limitation, in connection with the enforcement of any judgment and in connection with any appeals), or (ii) in connection with the Credit Extensions made, including all such out-of-pocket expenses incurred, whether before or after a Default or Event of Default has occurred under any of the Loan Documents, relating to a workout, restructuring or other negotiations with any Loan Party respect of such Credit Extensions.

“Bank Services” are any Letters of Credit, deposit accounts, Cash Management Services, and foreign exchange services (including any FX Contracts) previously, now, or hereafter provided to any Loan Party or any of its respective Subsidiaries by Bank and/or any Affiliate of Bank, as any such products or services may be identified in any of Bank’s and/or Bank’s Affiliates’ various agreements and/or arrangements related thereto (each, a “Bank Services Agreement”).

“Beneficial Ownership Certification” is a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” is 31 C.F.R. § 1010.230.

“Board” is Borrower’s board of directors or equivalent governing body.

“Books” are all of the Loan Parties’ books and records including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Certificate); provided, however, that Bank has the right to decrease the foregoing percentage in its commercially reasonable discretion to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or equivalent governing body (and, if required under the terms of such Person’s Operating Documents, equityholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency. In addition, when used in connection with a Credit Extension, the term “Business Day” is any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and rated at least A-2 by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or at least P-2 by Moody’s Investors Service, Inc., and any of their respective successors; (c) any certificates of deposit (or time deposit represented by a certificate of deposit), overnight bank deposit or banker’s acceptance maturing no more than one (1) year after such time, or any overnight Federal funds transaction; and (d) money market accounts or mutual funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the types described in clauses (a) through (c) of this definition.

“Cash Management Services” means any agreement, arrangement, or facility under which Bank or any Affiliate of Bank provides any of the following products or services to any of the Loan Parties: (a) cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, credit cards (including, without limitation, commercial credit cards, virtual cards, purchasing cards and business debit cards), non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty percent (30.0%) or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the Board cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first (1st) day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Borrower free and clear of all Liens (except Permitted Liens).

“Change in Law” is the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of the Loan Parties described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collections Account” is defined in Section 6.8(a).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contracts” are software licensing subscription contracts (but not service contracts) executed with customers in the ordinary course of the Loan Parties’ business.

“Control Agreement” is any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, such Loan Party, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, Term Loan Advance, or any other extension of credit by Bank and/or an Affiliate of Bank for Borrower’s benefit.

“Current Liabilities” are (a) all obligations and liabilities of Borrower and its Subsidiaries to Bank, plus (b) without duplication, the aggregate amount of Borrower and its Subsidiaries’ Total Liabilities that mature within one (1) year.

“Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.4(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue, pursuant to GAAP.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account denominated in Dollars, account number *********, maintained by Borrower with Bank’s Affiliate.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” are only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in New York, New York, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” is a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia other than (a) any Subsidiary all or substantially all of whose assets consist of equity securities of (or debt obligations owed or treated as owed by such) controlled foreign corporations (as defined in Section 957 of the IRC) and (b) any Subsidiary that is a direct or indirect Subsidiary of a Subsidiary that is a controlled foreign corporation (as defined in Section 957 of the IRC).

“Draw Period” is the period of time commencing upon the Effective Date and continuing through the earlier to occur of (a) March 31, 2025 or (b) an Event of Default.

“EEA Financial Institution” is (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” is any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” is any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 5.3 of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Bank reserves the right, at any time after the Effective Date, in its sole discretion in each instance, to adjust any of the criteria set forth below and to establish new criteria. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)        Accounts (i) for which the Account Debtor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;

(b)        Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)        Accounts with credit balances over ninety (90) days from invoice date, to the extent of such credit balances;

(d)        Accounts owing from an Account Debtor if fifty percent (50.0%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e)        Accounts owing from an Account Debtor (i) which does not have its principal place of business in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, unless in the case of both (i) and (ii) such Accounts are otherwise approved by Bank in writing;

(f)         Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts);

(g)        Accounts in which Bank does not have a first priority, perfected security interest under all Applicable Law;

(h)        Accounts billed and/or payable in a Currency other than Dollars;

(i)         Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), but only to the extent of such Indebtedness or obligations;

(j)         Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing, but only to the extent of such credits;

(k)        Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(l)         Accounts owing from an Account Debtor which is a government entity or any department, agency, or instrumentality thereof;

(m)       Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(n)        Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(o)        Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(p)        Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(q)        Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(r)         Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(s)         Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(t)         Accounts for which the Account Debtor has not been invoiced;

(u)        Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(v)        Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);

(w)       Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(x)        Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(y)        Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business; and

(z)        Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(aa)       Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts (other than Accounts for which the Account Debtor is McKesson, for which such percentage shall be fifty percent (50.0%)), for the amounts that exceed that percentage, unless Bank approves in writing; and

(bb)      Accounts for which Bank in its commercially reasonable discretion determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with any Loan Party or Subsidiary thereof within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended, (and Sections 414(m) and (o) thereof for purposes of provisions relating to Section 412 thereof).

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.8(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed by the United States or as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are imposed on amounts payable to Bank to the extent that the obligation to withhold amounts existed on the date of this Agreement, and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any intergovernmental agreement, or provision of any treaty or convention entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, or provision of any treaty or convention.

“FCPA” is defined in Section 5.14.

“Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the aggregate original principal amount of each Term Loan Advance extended by Bank to Borrower hereunder, multiplied by three and one-quarter of one percent (3.25%), which payment shall be fully earned as of the Funding Date of each such Term Loan Advance, but payment shall be deferred until the earliest to occur of (a) the Term Loan Maturity Date, (b) the payment in full of the Term Loan Advances, (c) as required by Section 2.5(d) or Section 2.5(e), or (d) the termination of this Agreement.

“Foreign Currency” is lawful money of a country other than the United States.

“Foreign Subsidiary” is any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between a Loan Party and Bank and/or any Affiliate of Bank under which such Loan Party commits to purchase from or sell to Bank and/or any Affiliate of Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, all claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority, including, without limitation, Healthcare Permits.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee Agreement” is each agreement entered into by a Guarantor providing for the guaranty of the Obligations, in each case, in form and substance satisfactory to Bank.

“Guarantor” is each Subsidiary and other Person who guarantees the Obligations pursuant to a Guarantee Agreement.

“Healthcare Laws” means all applicable laws relating to the operation or management of Borrower’s business, proper billing and collection practices relating to the payment for healthcare services, insurance law (including law related to payment for “no-fault” claims)  and workers compensation law as they relate to the provision of, and billing and payment for, healthcare services, patient healthcare, patient healthcare information, patient abuse, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C.

§1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (b) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; (c) the Medicare Regulations and the Medicaid Program (Title XIX of the Social Security Act); (d) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (e) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued; (f) any laws, regulations or administrative guidance with respect to fee splitting by healthcare professionals and the corporate practice of medicine in any jurisdiction in which any Borrower or any Guarantor operates; and (g) any and all comparable state or local laws and other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (g) as may be amended from time to time and the regulations promulgated pursuant to each such law.

“Healthcare Permit” means, with respect to any Person, a permit issued or required under Healthcare Laws applicable to the business of Borrower or, or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic Clinical Health (HITECH) Act and the implementing regulations thereto.

“Indebtedness” is, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, guaranties, surety bonds and similar instruments;

(c)        all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);

(d)        all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, including, but not limited to, indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned, acquired or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)        all capital lease obligations of such Person; and

(f)        all guarantees of such Person in respect of any of the foregoing.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Tax” is defined in Section 12.10.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)        its Copyrights, Trademarks and Patents;

(b)        any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)        any and all source code and domain names;

(d)        any and all design rights which may be available to such Person;

(e)        any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)        all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Linda Tharby as of the Effective Date and (ii) Chief Financial Officer, who is Thomas Adams as of the Effective Date.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, including each Guarantee Agreement, any subordination agreement, the Warrant, any Control Agreement, any Bank Services Agreement, any pledge agreement, notes or guaranties executed by any Loan Party or any Subsidiary of a Loan Party and any other present or future agreement by any Loan Party or any Subsidiary of a Loan Party with or for the benefit of Bank and/or any Affiliate of Bank in connection with this Agreement and/or Bank Services, all as amended, restated, supplemented, or otherwise modified from time to time.

“Loan Parties” are Borrower and the Guarantors.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, assets, operations, properties, or financial condition of any Loan Party or any of its Subsidiaries; or (c) a material adverse change in the validity or enforceability of any of the Loan Documents and the rights and remedies of Bank thereunder.

“Net Cash” means (a) Borrower and its Subsidiaries’ unrestricted and unencumbered cash maintained with Bank or Bank’s Affiliates, or with financial institutions outside of Bank or Bank’s Affiliates in accounts which are subject to a Control Agreement in favor of Bank, minus (b) Total Outstandings.

“Obligations” are the Loan Parties’ obligations to pay when due any debts, principal, interest, fees, the Final Payment, the Prepayment Premium, the Termination Fee, the Unused Revolving Line Facility Fee, Bank Expenses, and other amounts any Loan Party owes Bank or any Affiliate of Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), any Bank Services Agreement or otherwise, including, without limitation other Bank Services, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Loan Party assigned to Bank, and to perform any Loan Party’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person, such Person’s formation documents, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” is defined in Section 2.3.

“Participant Register” is defined in Section 12.2.

“Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” is the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)        the Loan Parties’ Indebtedness to Bank and/or any Affiliate of Bank under this Agreement, the other Loan Documents and any Bank Services Agreement;

(b)        Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)        Subordinated Debt;

(d)        unsecured Indebtedness to trade creditors incurred in the ordinary course of business and not overdue by more than sixty (60) days;

(e)        Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)        Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(g)        Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; provided that if the insurance premiums financed increased by more than fifteen percent (15.0%) compared to the previous twelve (12) month period, such financing arrangement shall be approved in writing by Bank; and

(h)        extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased; it is not secured by a Lien on any additional assets, the obligors remain the same, and the terms thereof are not otherwise modified to impose more burdensome terms upon Borrower or the applicable Subsidiary, as the case may be.

“Permitted Investments” are:

(a)        Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)        (i) Investments consisting of Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)        Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties; and

(d)        Investments consisting of Deposit Accounts in which Bank has a perfected security interest to the extent required by Section 6.8.

“Permitted Liens” are:

(a)        Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents and any Bank Services Agreement;

(b)        Liens for taxes, fees, assessments or other government charges or levies, either (i) not due or thereafter payable without any interest or penalty or (ii) being contested in good faith and for which such Loan Party maintains adequate reserves on the Books, provided that no notice of any such Lien has been filed or recorded under the IRC, and the Treasury Regulations adopted thereunder;

(c)        Liens securing capital leases and purchase money Liens on Equipment acquired or held by Borrower or a Subsidiary incurred for financing the acquisition of such Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding;

(d)        Liens of carriers, warehousemen, landlords, mechanics, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as (i) such Liens attach only to Inventory, and (ii) secure liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)        Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed pursuant to ERISA);

(f)        Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness secured thereby may not increase;

(g)        leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein and do not interfere with the ordinary conduct of the business;

(h)        (i) non-exclusive licenses of Intellectual Property and (ii) licenses of Intellectual Property that are not material to the business of Borrower or its Subsidiaries, in each case, granted to their customers or commercial partners in the ordinary course of business and which do not interfere with the ordinary conduct of Borrower’s or its Subsidiaries’ respective businesses;

(i)         Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.4 or Section 8.7;

(j)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business;

(k)        servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business; and

(l)         bankers’ liens, rights of setoff and similar Liens incurred on deposits arising in the ordinary course of business; provided that (i) Bank has a first priority perfected security interest in such account to the extent required in this Agreement and (ii) such account is permitted to be maintained pursuant to Section 6.8 of this Agreement;

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Premium” shall be an additional fee, payable to Bank, with respect to the Term Loan Advances, in an amount equal to:

(a)        for a prepayment of the Term Loan Advances made on or prior to the first (1st) anniversary of the Effective Date, two percent (2.0%) of the outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment;

(b)        for a prepayment of the Term Loan Advances made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd) anniversary of the Effective Date, one percent (1.0%) of the outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment; and

(c)        for a prepayment of the Term Loan Advances made after the second (2nd) anniversary of the Effective Date, zero percent (0.0%) of the outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment.

Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, the Prepayment Premium shall be waived by Bank, if Bank or an Affiliate of Bank closes on the refinance and re-documentation of the Term Loan Advances (in its sole and absolute discretion) prior to the Term Loan Maturity Date.

“Prime Rate” is the rate of interest per annum equal to the “prime rate” as displayed on the Bloomberg screen page that displays such rate; provided that if such rate of interest does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service or such other source that publishes such rate as shall be selected by Bank, then the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the Prime Rate shall take effect at the opening of business on the day after the public announcement of such change. Notwithstanding any terms in this Agreement to the contrary, if at any time such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

“Protected Person” is defined in Section 12.12.

“Quick Assets” is, on any date, Borrower and its Subsidiaries’ unrestricted and unencumbered cash and Cash Equivalents maintained with Bank or Bank’s Affiliates, plus (ii) Eligible Accounts.

“Register” is defined in Section 12.2.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the Operating Documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, and Vice President of Finance.

“Restricted License” is any material license or other similar agreement with respect to which Borrower or any of its Subsidiaries is the licensee that validly prohibits or otherwise restricts Borrower or such Subsidiary from granting a security interest in Borrower’s or such Subsidiary’s interest in such license or agreement or any property subject to such license or similar agreement.

“Revolving Line” is an aggregate principal amount not to exceed Five Million Dollars ($5,000,000.00) outstanding at any time.

“Revolving Line Maturity Date” is December 31, 2025.

“Sanctions” is defined in Section 5.13.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Streamline Balance” is defined in the definition of Streamline Period.

“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has, for each consecutive day in the immediately preceding month, Net Cash, as determined by Bank in its commercially reasonable discretion, in an amount at all times greater than Five Million Dollars ($5,000,000.00) (the “ Streamline Balance ”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank in its commercially reasonable discretion. Upon the termination of a Streamline Period, Borrower shall maintain the Streamline Balance each consecutive day for one (1) fiscal quarter as determined by Bank in its commercially reasonable discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its commercially reasonable discretion, that the Streamline Balance has been achieved.

“Subordinated Debt” is unsecured indebtedness incurred by any Loan Party subordinated to all of the Loan Parties’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms and in amounts reasonably acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one (1) or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Fee” is defined in Section 2.5(d).

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.2(c).

“Term Loan Amortization Date” means January 1, 2026.

“Term Loan Maturity Date” is December 1, 2028.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower and its Subsidiaries’ consolidated balance sheet, including all Indebtedness.

“Total Outstandings” is, as of any date of determination, the outstanding principal balance of all Advances.

“Trademarks” are any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Loan Party connected with and symbolized by such trademarks.

“Transaction Request Form” is that certain form attached hereto as Exhibit D.

“Transfer” is defined in Section 7.1.

“Transition Period” means the period of time commencing on the Effective Date and continuing through the earlier to occur of (i) April 7, 2024, or (ii) an Event of Default.

“UK Bribery Act” is defined in Section 5.14.

“UK Financial Institution” is any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any persons falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unused Revolving Line Facility Fee” is defined in Section 2.5(e).

“Warrant” is that certain stock purchase warrant dated as of the Effective Date between Borrower and Bank, as amended, modified, supplemented and/or restated from time to time.

1.2        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this

Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3        Accounting and Other Terms. Accounting terms not defined in this Agreement shall be construed following GAAP, and calculations and determinations must be made following GAAP (except with respect to unaudited financial statements for the absence of footnotes and subject to normal year-end audit adjustments). All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

1.4        Divisions by Limited Liability Companies. For all purposes hereunder and under the other Loan Documents, and without limiting any restrictions or prohibitions in this Agreement, if in connection with any Division: (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its equity interests at such time on the first date of its existence for purposes of Section 6.12.

Section 2           Loan and Terms of Payment.

2.1        Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement and any other applicable Loan Document.

2.2        Credit Extensions.

(a)        Revolving Line.

(i)         Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances from time to time to Borrower prior to the Revolving Line Maturity Date in an aggregate outstanding amount not to exceed the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(ii)        Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(b)        Term Loan Advances.

(i)         Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Draw Period, Bank shall make term loan advances in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000.00) (each, a “Term Loan Advance” and, collectively, the “Term Loan Advances”). Borrower may not request more than two (2) Term Loan Advances hereunder. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(ii)        Interest Period. Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the applicable Term Loan Advance occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest on the principal amount of each Term Loan Advance at the rate set forth in Section 2.4(b).

(iii)       Repayment. Commencing on the Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advances in (i) twenty-four (24) consecutive equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.4(b). All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advances, and all other outstanding Obligations with respect to the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.

(iv)       Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, plus (ii) the Prepayment Premium, as applicable, (iii) Final Payment, and (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(v)        Permitted Prepayment of Term Loan Advances. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the Term Loan Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Prepayment Premium, as applicable, (C) the Final Payment, and (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.3        Overadvances. If, at any time, the sum of the Total Outstandings exceeds the lesser of (i) the Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower shall pay Bank interest on the outstanding amount of any Overadvance, on demand, at a rate per annum equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).

2.4        Payment of Interest on the Credit Extensions.

(a)        Interest Rate:

(i)         Advances. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate and (B) six and one-half of one percent (6.50%), which interest, in each case, shall be payable monthly in accordance with Section 2.4(d) below.

(ii)        Term Loan Advances. Subject to Section 2.4(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate minus one-half of one percent (0.50%) and (B) six and one-half of one percent (6.50%), which interest, in each case, shall be payable monthly in accordance with Section 2.4(d) below. Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Term Loan Advance is less than zero percent (0.0%), such interest rate shall be deemed to be zero percent (0.0%) for all purposes of this Agreement.

(b)        Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations inclusive of the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)        Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)        Payment; Interest Computation. Interest is payable monthly on the first (1st) day of each calendar month and shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day). In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.5        Fees. Borrower shall pay to Bank:

(a)        Revolving Line Commitment Fee. A fully earned, nonrefundable commitment fee of Twelve Thousand Five Hundred Dollars ($12,500.00), on the Effective Date;

(b)        Prepayment Premium. The Prepayment Premium, when due hereunder;

(c)        Final Payment. The Final Payment, when due hereunder;

(d)        Termination Fee. Upon termination of this Agreement for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee (the “Termination Fee”) in an amount equal to Fifty Thousand Dollars ($50,000.00); provided that no termination fee shall be charged if the credit facility hereunder is refinanced or re-documented with a new facility from Bank or any Affiliate of Bank;

(e)        Unused Revolving Line Facility Fee. Payable quarterly in arrears, on the first (1st) day of each calendar quarter following the Effective Date and prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to two-tenths of one percent (0.20%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; and

(f)        Bank Expenses. All Bank Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may, at its option, deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.6(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.5.

2.6        Payments; Application of Payments; Debit of Accounts.

(a)        All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 2:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)        Bank shall apply payments received with respect to the Obligations, first, to pay any fees, indemnities, or expense reimbursements then due to Bank, second, to pay interest then due and payable on any Credit Extension, third, to prepay principal on the Credit Extensions and to pay any amounts owing in respect of Bank Services, and fourth, to the payment of any other Obligation due to Bank from Borrower. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)        Bank may, at its option, debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.

Section 3           Conditions of Credit Extensions.

3.1        Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)        duly executed signatures to the Loan Documents to be entered into on the Effective Date, including this Agreement, any Control Agreements, the Warrant and the Perfection Certificate;

(b)        copies of the Operating Documents (including formation documents certified by the Secretary of State (or equivalent agency) of each Loan Party’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date) and long-form good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation and each jurisdiction in which such Loan Party is qualified to conduct business except where the failure to do so could not reasonably be expected to have a material adverse effect on such Loan Party’s business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)        duly executed Control Agreement with HSBC Bank USA, N.A. with respect to Borrower’s account maintained at HSBC Bank USA, N.A. ending ****;

(d)        completed Borrowing Resolutions for each Loan Party;

(e)        certified copies, dated as of a recent date, of financing statement searches and intellectual property searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements and intellectual property searches either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)        copies of proper financing statements, to be filed on the Effective Date under the Code of all jurisdictions that Bank may deem necessary or desirable in order to perfect the Liens created hereunder, covering the Collateral;

(g)        evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(h)        with respect to the initial Advance, the completion of the Initial Audit;

(i)         with respect to the initial Advance, a duly executed Control Agreement with HSBC Bank USA, N.A. with respect to the Collections Account;

(j)         a capitalization table of Borrower and copies of Borrower’s equity documents;

(k)        copies of the (i) documentation and other information requested by Bank in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least five (5) days prior to the Effective Date and (ii) at least three (3) Business Days prior to the Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(l)         Bank shall have completed a due diligence investigation of Borrower and its Subsidiaries in scope, and with results, satisfactory to Bank, and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as Bank shall have requested; and

(m)       upon Bank confirming in writing to Borrower that all other conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied, payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof, including any fees pursuant to Section 2.5.

3.2        Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension under this Agreement, including the initial Credit Extension under this Agreement, are subject to the following conditions precedent:

(a)        timely receipt of an executed Transaction Request Form and Borrowing Base Certificate (to the extent required pursuant to Section 6.2(a));

(b)        the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Request Form and on the Funding Date of each Credit Extension; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects (or all respects, as applicable) as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Borrower’s acceptance of each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects (or all respects, as applicable) as of such date; and

(c)        Bank determines that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3        Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under Sections 3.1 and 3.2 of this Agreement as a condition precedent to any Credit Extension, as applicable. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4        Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail by 3:00 p.m. Eastern time one (1) Business Day prior to the Funding Date of such Credit Extension. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Request Form and Borrowing Base Certificate, each executed by an Authorized Signer, together with such other reports and information as Bank may request in its sole discretion. Bank shall credit proceeds of a Credit Extension to the Designated Deposit Account. Bank may make Credit Extensions under this Agreement based on instructions from an Authorized Signer (it being understood that any deemed Credit Extensions pursuant to the terms hereof for purposes of satisfying Obligations that have become due shall not require any such instructions).

Section 4           Creation of Security Interest.

4.1        Grant of Security Interest.

(a)        Each Loan Party hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

(b)        Each Loan Party acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank or any Affiliate of Bank. Regardless of the terms of any Bank Services Agreement, such Loan Party agrees that any amounts such Loan Party owes Bank or any Affiliate of Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of such Loan Party, Bank and Bank’s Affiliates to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens).

(c)        If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to the applicable Loan Party. In the event (i) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (ii) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank or any Affiliate of Bank in its good faith business judgment for Bank Services, if any.

4.2        Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If any Loan Party shall acquire a commercial tort claim in excess of One Hundred Thousand Dollars ($100,000.00) individually or One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate, Borrower shall notify Bank of the general details thereof in the Compliance Certificate required to be delivered under this Agreement following such event and shall grant to Bank in a writing signed by the applicable Loan Party and delivered with such Compliance Certificate a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3        Authorization to File Financing Statements. Each Loan Party hereby authorizes Bank to file financing statements, without notice to such Loan Party, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by any Loan Party or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

4.4        Intellectual Property. Whenever any Loan Party, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Loan Party shall report such filing to Bank concurrently with the next delivery of a Borrowing Base Certificate and/or Compliance Certificate.

Section 5           Representations and Warranties.

Each Loan Party represents and warrants as follows:

5.1        Due Organization, Authorization; Power and Authority; Enforceability.

(a)        Such Loan Party and each of its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, the Loan Parties have delivered to Bank a completed certificate signed by the Loan Parties, entitled “Perfection Certificate” (as updated by a notification to Bank in accordance with Section 7.2, the “Perfection Certificate”). Each Loan Party represents and warrants to Bank that (i) such Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof;

(ii) such Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth the Loan Parties’ organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth the Loan Parties’ place of business, or, if more than one, its chief executive office as well as each such Loan Party’s mailing address (if different than its chief executive office); (v) no Loan Party (and each of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to the Loan Parties and their Subsidiaries is accurate and complete in all material respects (it being understood and agreed that the Loan Parties may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one (1) or more specific provisions in this Agreement and the Perfection Certificate shall be deemed to be updated to the extent such notice is provided to Bank of such permitted update). If any Loan Party is not now a Registered Organization but later becomes one, such Loan Party shall promptly notify Bank of such occurrence and provide Bank with such Loan Party’s organizational identification number.

(b)        The execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized by such Loan Party, and do not (i) conflict with any of such Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect Liens granted under the Loan Documents), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. No Loan Party is party to any agreement, instrument, document or arrangement that imposes any burdensome obligations. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Loan Party’s business.

(c)        This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms.

5.2        Property.

(a)        Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. No Loan Party has Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for (i) the Collateral Accounts described in the Perfection Certificate and which such Loan Party has taken or will take such actions as are necessary to give Bank a perfected security interest therein, pursuant to and to the extent required by Section 6.8(b) and (ii) other Collateral Accounts created after the Effective Date to the extent permitted under this Agreement and disclosed to Bank that are subject to Control Agreements except to the extent not required pursuant to Section 6.8(b).

(b)        The Accounts are bona fide, existing obligations of the Account Debtors.

(c)        No third party bailee (such as a warehouse) is in possession of any Collateral except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. No Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

(d)        All Inventory is in all material respects of good and marketable quality, free from material defects.

(e)        Each Loan Party and each of its Subsidiaries is the sole owner of the Intellectual Property which it owns or purports to own except for non-exclusive licenses granted to its customers in the ordinary course of business. No part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part. Other than as disclosed to Bank, no claim has been made in writing that any part of the Intellectual Property owned by such Loan Party violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on such Loan Party’s business.

(f)         The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens).

(g)        Except as noted on the Perfection Certificate or as otherwise disclosed to Bank in accordance with Section 6.10(b), neither Borrower nor any of its Subsidiaries is a party to, nor is it bound by, any Restricted License.

5.3        Accounts Receivable.

(a)        For each Account included in the most recent Borrowing Base Certificate, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)        All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all Applicable Law. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4        Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in liability involving more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00).

5.5        Financial Statements; No Default.

(a)        All consolidated financial statements related to Borrower and its Subsidiaries that Bank has received from Borrower fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.

(b)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)        No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.6        Solvency. The present fair salable value of each of Borrower’s (individually) and the Loan Parties’ (taken as a whole) consolidated assets (including goodwill minus disposition costs) exceeds the sum of Borrower’s (individually) or the Loan Parties’ (taken as a whole), as applicable, consolidated liabilities; the capital of each of Borrower (individually) and the Loan Parties (taken as a whole), is not unreasonably small in relation to its or their business, as applicable, as currently contemplated after the transactions in this Agreement; and each of Borrower (individually) and the Loan Parties (taken as a whole) are able to pay its or their debts (including trade debts), as applicable, as they mature and has not incurred or intends to incur debts including current obligations beyond its or their ability, as applicable, to pay such debts as they become due in the ordinary course of business.

5.7        Regulatory Compliance.

(a)        Each Loan Party and each of its respective Subsidiaries (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) has met the minimum funding requirements of ERISA applicable to it with respect to any employee benefit plans subject to ERISA, and no event has occurred or is reasonably expected to occur with respect to any such plan that would result in any Loan Party or any Subsidiary incurring any material liability under ERISA. No Loan Party nor any of their respective Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and provided the Credit Extensions are not funded with “plan assets” the making of any Credit Extension hereunder will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(b)        No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).

(c)        As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party or any of their respective Subsidiaries pending or, to the knowledge of such Loan Party, threatened in writing. Each Loan Party and each of their respective Subsidiaries has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.

(d)        Each Loan Party and each of their respective Subsidiaries (i) has complied in all material respects with all Requirements of Law, and (ii) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of any Loan Party’s or any of their respective Subsidiaries’ properties or assets has been used by such Loan Party or any of its respective Subsidiaries or, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Loan Party and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on such business.

5.8        Subsidiaries; Investments. No Loan Party nor any of its respective Subsidiaries own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9        Tax Returns and Payments; Pension Contributions.

(a)        Each Loan Party and each of their respective Subsidiaries has timely filed all required material tax returns and reports, and each Loan Party and each of their respective Subsidiaries has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary except (i) with respect to any Subsidiary, where failure to do so could not reasonably be expected to result in a material adverse effect on such Subsidiary’s business or (ii) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(b)        The Loan Parties are unaware of any claims or adjustments proposed for any of such Loan Party’s or any of its respective Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by such Loan Party or such Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate. Each Loan Party and each of its Subsidiaries (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party, nor any Subsidiary nor, with respect to any such plan subject to Title IV of ERISA, any ERISA Affiliate, has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party, any of its respective Subsidiaries, or any ERISA Affiliates, as applicable, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, except where failure to pay such amounts or such withdrawal, termination or liability could not reasonably be expected to result in a material adverse effect on such Loan Party’s, Subsidiary’s or ERISA Affiliate’s business.

5.10      Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, for other general corporate purposes and not for personal, family, household or agricultural purposes.

5.11      Full Disclosure. No written representation, warranty or other statement of any Loan Party or any of their respective Subsidiaries in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12      Insurance. Borrower believes that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. As of the date hereof, all premiums in respect of such insurance have been paid.

5.13      Sanctions. No Loan Party, any of their respective Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of a Loan Party or any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are, (a) the target of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the target of Sanctions, including currently, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, and the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

5.14      Anti-Bribery Laws. No Loan Party or any of their respective Subsidiaries nor to the knowledge of such Loan Party, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Loan Parties or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, each Loan Party and, to the knowledge of such Loan Party, its Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.15      Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.16      Beneficial Ownership Certificate. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.17      Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to a Loan Party’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.18      Healthcare Permits. (a) Borrower and each Subsidiary of Borrower, has obtained all necessary Healthcare Permits and other rights from, and have made all necessary declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and/or operation of their respective business; (b) each such Healthcare Permit is valid and in full force and effect, and Borrower and each Subsidiary of Borrower, is in compliance with the terms and conditions of all such Healthcare Permits except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect could not reasonably be expected to have material adverse effect on Borrower’s operations or  business; and (c) neither Borrower nor any Subsidiary of Borrower has received notice from any Governmental Authority with respect to the revocation, suspension, restriction, limitation or termination of any Healthcare Permit nor, to the knowledge of Borrower, is any such action proposed or threatened in writing.

5.19      Compliance with Healthcare Laws.

(a)        Borrower and each Subsidiary of Borrower is in compliance, in all material respects, with all applicable Healthcare Laws.  Without limiting the generality of the foregoing, Borrower has not received written notice by a governmental authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no investigation, inspection, audit or other proceeding involving allegations of any material violation is, to the knowledge of Borrower, threatened in writing or contemplated.

(b)        To the knowledge of Borrower, no Borrower or Subsidiary of Borrower is in violation in any material respect of any law which is applicable to such Person its respective assets or the conduct of their respective businesses and neither Borrower or any Subsidiary of Borrower has been debarred or excluded from participation under a state or federal health care program, including any state or federal workers compensation program.

(c)        Neither Borrower or any Subsidiary of Borrower is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

Section 6           Affirmative Covenants.

Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1        Government Compliance.

(a)        Except as permitted by Section 7.3, maintain its legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change. Each Loan Party shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)        Obtain all of the Governmental Approvals necessary for the performance by such Loan Party of its obligations under the Loan Documents and the grant of a security interest to Bank in the Collateral. Such Loan Party shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c)        Cause the operations and property of Borrower and each of its Subsidiaries to comply, in all material respects, with all applicable Healthcare Laws.  Without limiting the foregoing, the operations and property of Borrower and each of its Subsidiaries shall comply with HIPAA in all material respects.  Borrower has established and maintains a corporate compliance program that (i) addresses the material Requirements of Law, including all applicable Healthcare Laws, of Governmental Authorities having jurisdiction over its business and operations, and (ii) has been structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs.

6.2        Financial Statements, Reports, Certificates. Provide Bank with the following:

(a)        a Borrowing Base Certificate (and any schedules related thereto) no later than thirty (30) days after the last day of each month and at the time of a request for an Advance, with such request for an Advance;

(b)        as soon as available, but no later than thirty (30) days after the last day of each month, monthly accounts receivable agings, aged by invoice date and monthly accounts payable agings, aged by invoice date;

(c)        as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer of Borrower and in a form reasonably acceptable to Bank;

(d)        as soon as available, but no later than thirty (30) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such month, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(e)        as soon as available, but no later than sixty (60) days after the last day of each fiscal year of Borrower and contemporaneously with any amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (B) annual financial projections for such fiscal year (on a monthly basis) as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f)        as soon as available, and in any event within one hundred eighty (180) days following the end of each fiscal year of Borrower (commencing with Borrower’s fiscal year ending December 31, 2023), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; provided, however, that Borrower shall not be required to deliver such materials if the Board does not require audited annual financial statements for any fiscal year of Borrower, in which case Borrower shall instead be required to deliver for such fiscal year, as soon as available, but no later than one hundred eighty (180) days after the last day of such fiscal year, company prepared consolidated financial statements for such fiscal year, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form acceptable to Bank;

(g)        at least annually, and within thirty (30) days of any material change in the fully-diluted shares of Borrower, a current capitalization table of Borrower, in form and detail acceptable to Bank;

(h)        [intentionally omitted];

(i)         in the event that Borrower or any Subsidiary becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(j)         within ten (10) Business Days of delivery, copies of all statements, reports and notices made available to such Loan Party’s security holders or to any holders of Subordinated Debt;

(k)        promptly, and in any event, within three (3) Business Days, report of the occurrence of any Default or Event of Default;

(l)         promptly, and in any event, within five (5) Business Days, report of (i) any adverse finding in respect of any action or proceeding set forth in the Perfection Certificate, (ii) any legal actions pending or threatened in writing against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in damages or costs to the Loan Parties or any of their respective Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00) or more, (iii) any Acquisitions or (iv) any matter that has resulted or could reasonably be expected to result in a Material Adverse Change;

(m)       promptly following any request therefor, information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(n)        prompt, and in any event, within five (5) Business Days, report of any departure of any Key Person departing or ceasing to be employed by Borrower or of any Key Person ceasing to be involved in the day to day operations of the Loan Parties or to hold an executive office at least equal in seniority and responsibility to such Person’s present office as of the Effective Date;

(o)        within thirty (30) days after the last day of each month, a detailed cash report, including monthly bank statements, setting forth each Loan Party’s and each of their Subsidiaries’ accounts maintained outside of Bank and Bank’s Affiliates, and the balances maintained in such accounts as of the last day of such month, in a form reasonably acceptable to Bank;

(p)        other financial information reasonably requested by Bank promptly after any request therefor;

(q)        prompt notice of the creation or acquisition of any Subsidiary, including if such Subsidiary is a Foreign Subsidiary; and

(r)         at least five (5) Business Days’ (or such shorter period as may be agreed to by Bank) prior written notice of any sale or issuance of any stock of Borrower which will result in any Person owning, directly or indirectly, ten percent (10.0%) or more of the outstanding voting stock of Borrower on a fully diluted basis, including the purchasers of such stock, any “know your customer” information required by Bank, the terms of such sale or issuance and the total sale or issuance proceeds to be received by Borrower.

6.3        Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances (a) between any Loan Party and its respective Account Debtors and (b) between any Subsidiary of any Loan Party and its respective Account Debtors, in each case, shall follow the customary practices of such Loan Party and such Subsidiary, respectively, as they exist on the Effective Date. Borrower shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).

6.4        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.5        Payment of Obligations; Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all its material obligations and liabilities, including, without limitation, foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Loan Parties and each of their respective Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, upon reasonable request, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans (including, with respect to any such plan subject to Title IV of ERISA, evidence that each ERISA Affiliate has paid such amounts) in accordance with their terms.

6.6        Access to Collateral; Books and Records.

(a)        At reasonable times, on five (5) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), provide Bank, or its agents, the right, during normal business hours (except if an Event of Default has occurred and is continuing), to inspect the Collateral and the right to audit and copy the Books. Such inspections and audits shall be conducted as frequently as Bank determines in its sole discretion that conditions warrant with reasonable efforts to minimize disruption to such Loan Party’s business. The foregoing inspections and audits shall be at Borrower’s expense no more often than once in any year, unless an Event of Default has occurred and is continuing.

(b)        At reasonable times, on five (5) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), provide Bank, or its agents, the right, during normal business hours (except if an Event of Default has occurred and is continuing), to discuss its financial matters with the independent auditors of Borrower and its Subsidiaries (and each Loan Party hereby authorizes all such independent auditors to discuss those financial matters with Bank or any representative, agent, or advisor thereof). The foregoing shall be conducted at Borrower’s expense and no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such discussions shall occur as often as Bank shall reasonably determine is necessary.

(c)        Maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.7        Insurance.

(a)        Keep its business and the Collateral insured for risks and in amounts standard for similarly situated companies in such Loan Party’s industry, stage of development and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Bank. All property policies that name any Loan Party as an insured party shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies that name any Loan Party as an insured party shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)        Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations, provided that, so long as no Event of Default has occurred and is continuing, such Loan Party may apply the proceeds of any property policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be (A) of equal or like value as the replaced or repaired property and (B) deemed Collateral in which Bank has been granted a first priority security interest to the extent the destroyed or damaged property consists of Collateral.

(c)        At Bank’s request, the Loan Parties shall deliver certificates of insurance and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days’ prior written notice before any such policy or policies shall be altered or canceled (with the exception of cancellation due to non-payment of premium, which will be ten (10) days’ prior written notice). If any Loan Party fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such certificates of insurance policies required in this Section 6.7, and take any action under the policies Bank deems reasonably prudent.

6.8        Operating Accounts.

(a)        Each Loan Party and each of their Subsidiaries shall maintain (i) at least seventy-five percent (75.0%) of its depository and operating accounts, Cash Equivalents, and excess cash and (ii) upon the expiration of the Transition Period, the Collections Account (as defined below), with Bank or Bank’s Affiliates. In addition to the foregoing, each Loan Party and each Subsidiary shall obtain any business credit card and any letter of credit exclusively from Bank or an Affiliate of Bank. In addition, upon the expiration of the Transition Period, Borrower shall direct Account Debtors to deliver and transmit all proceeds of Accounts into a collections account of Borrower maintained with an Affiliate of Bank determined by Bank (the “Collections Account”) and all available funds in the Collections Account shall be (i) when a Streamline Period is not in effect, (A) if there are Obligations under the Revolving Line outstanding, applied to reduce the Obligations under the Revolving Line within seven (7) Business Days of receipt thereof or (B) if there are no Obligations outstanding under the Revolving Line and no Event of Default has occurred, transferred to an account of Borrower maintained with Bank or an Affiliate of Bank as determined by Bank within seven (7) Business Days of receipt thereof (or such shorter timeframe with respect to (A) and (B) as Bank may agree to in writing in its sole discretion on a case-by-case basis upon receipt of a written request from Borrower requesting that such proceeds be applied or remitted as the case may be as of an earlier date), or (ii) when a Streamline Period is in effect, transferred on a daily basis to an account of Borrower maintained with Bank or an Affiliate of Bank.

(b)        Provide Bank written notice within five (5) Business Days after establishing any Collateral Account of any Loan Party at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that any Loan Party at any time maintains, such Loan Party shall cause the applicable bank or financial institution (other than Bank, but including Bank’s Affiliates) at or with which any Collateral Account is maintained to execute and deliver within thirty (30) days after opening such Collateral Account a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of such Loan Party’s employees and identified to Bank by such Loan Party as such (such deposit accounts, “Excluded Accounts”).

6.9        Financial Covenant – Minimum Adjusted Quick Ratio. Maintain at all times, to be tested as of the last day of each month, an Adjusted Quick Ratio of at least 1.50 to 1.00.

6.10      Protection of Intellectual Property Rights.

(a)        (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property that is material to such Loan Party’s business; and (iii) not allow any Intellectual Property that is material to such Loan Party’s business (as determined in good faith by such Loan Party) to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)        Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). At Bank’s request, Borrower shall use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License of any Loan Party to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11      Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Loan Party and its respective officers, employees and agents and the Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to any Loan Party.

6.12      Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), such Loan Party shall or shall cause such Subsidiary to provide to Bank, within thirty (30) days after such acquisition or formation: (a) a joinder to this Agreement to become a co-borrower hereunder or a Guarantee Agreement to become a Guarantor hereunder (as determined by Bank in its sole discretion) together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary); (b) appropriate certificates and powers, proxies and financing statements, pledging all of the direct ownership interest of any Loan Party in such Subsidiary in form and substance satisfactory to Bank; and (c) all other documentation in form and substance reasonably satisfactory to Bank, including one (1) or more perfection certificates, secretary certificates, and opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13      Use of Proceeds. Use the proceeds of the Credit Extensions as working capital, and for other general corporate purposes not in contravention of any law or of any Loan Document.

6.14      Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral, to ensure the Obligations are guaranteed by each Subsidiary of Borrower or to effect the purposes of this Agreement and the other

Loan Documents. Deliver to Bank, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of such Loan Party or any of its respective Subsidiaries.

6.15      Post-Closing Conditions. Borrower shall deliver to Bank:

(a)        Within thirty (30) days of the Effective Date, duly executed Control Agreements with HSBC Bank USA, N.A. with respect to (i) the Collections Account and (ii) Borrower’s account with HSBC Bank USA, N.A. ending ****; and

(b)        If any account of Borrower remains open at KeyBank, N.A., within thirty (30) days of the Effective Date (or such later date, as agreed to by Bank in writing in its sole and absolute discretion), a duly executed Control Agreement with Key Bank, N.A., in form and substance acceptable to Bank.

Section 7           Negative Covenants.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent:

7.1        Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”) all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower or any of its Subsidiaries, including, for the avoidance of doubt, exchanges of worn-out or obsolete Equipment for other Equipment; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) from any Subsidiary that is not a Loan Party to Borrower or any Subsidiary; (f) from any Loan Party to another Loan Party, and (g) other Transfers not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any twelve (12) month period; provided that in no event shall any Loan Party Transfer (i) Intellectual Property to a Subsidiary that is not a Loan Party, or (ii) any customer contracts that generate receivables or revenue.

7.2        Changes in Business or Business Locations.

(a)        (i) Engage in any business other than the businesses currently engaged in by the Loan Parties and their Subsidiaries or that are reasonably similar, related or incidental thereto; or (ii) change the date on which its fiscal year ends.

(b)        No Loan Party shall, without at least thirty (30) days prior written notice to Bank: (i) add any new locations, (ii) deliver any material Collateral to any third party bailee, (iii) change its jurisdiction of organization, (iv) change its organizational type, (v) change its legal name, or (vi) change any organizational number (if any) assigned by its jurisdiction of organization. Each notice under this Section 7.2(b) shall be deemed to update the Perfection Certificate to include such information.

(c)        If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of One Hundred Thousand Dollars ($100,000.00) of Borrower’s assets or property, then Borrower shall use commercially reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Bank. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.

7.3        Fundamental Changes; Acquisitions. Dissolve, liquidate, merge or consolidate with any other Person, make any Acquisition, or permit any of its Subsidiaries to make any Acquisition (including, without limitation, by the formation of any Subsidiary or pursuant to a Division); provided that any Subsidiary may dissolve or liquidate its assets in favor of a Loan Party or, in the case of any Subsidiary that is not a Loan Party, in favor of a Loan Party or other Subsidiary of Borrower.

7.4        Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.5        Encumbrances; Negative Pledge. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts or Contracts, except for Permitted Liens, (b) permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens), or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting such Loan Party or any of its Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or such Subsidiary’s Intellectual Property in favor of Bank.

7.6        Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7        Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments.

7.8        Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Loan Party, except for (a) transactions permitted by Section 7.1 and Section 7.7, (b) transactions by and among the Loan Parties permitted hereunder, (c) reasonable and customary compensation arrangements approved by the Board, and (d) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9        Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank, except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10      Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b) fail to meet the minimum funding requirements of ERISA, as applicable, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on such Loan Party’s business; or (d) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan (or permit any ERISA Affiliate to do the foregoing with respect to any such plan subject to Title IV of ERISA) which could reasonably be expected to result in any material liability of such Loan Party, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11      Restrictive Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document or any Bank Services Agreement) that (a) limits the ability (i) of any Subsidiary to pay any dividends or make any distribution or payment to, or redeem, retire or purchase any capital stock of, Borrower or to otherwise transfer property to or invest in Borrower, or (ii) of any Subsidiary to guarantee the Indebtedness of Borrower or grant a Lien on its assets in favor of Bank; or (b) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12      Sanctions. Directly or indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target or subject of Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extensions, whether as issuing bank, lender, underwriter, advisor, investor or otherwise).

7.13      Anti-Bribery. Use, directly or indirectly, any part of the proceeds of any Credit Extension for any payments that could constitute a violation of any applicable anti-bribery law.

Section 8           Events of Default.

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1        Payment Default. Any Loan Party fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2        Covenant Default.

(a)        Any Loan Party fails or neglects to perform any obligation in Sections 6.1(a) (with respect to maintaining a Loan Party’s existence), 6.2, 6.5, 6.7, 6.8, 6.9, 6.10(b), 6.12, 6.13, 6.14 or violates any covenant in Section 7; or

(b)        Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document or any Bank Services Agreement, and as to any default (other than those specified in Section 8.1 or Section 8.2(a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Loan Party be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period);

8.3        Material Adverse Change. A Material Adverse Change occurs;

8.4        Attachment; Levy; Restraint on Business.

(a)        (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any Subsidiary, or (ii) a notice of lien or levy is filed against any of such Loan Party’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)        (i) any material portion of any Loan Party’s or any Subsidiary’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents such Loan Party or any Subsidiary from conducting all or any material part of its business;

8.5        Insolvency. (a) Any Loan Party or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent as described in Section 5.6; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6        Other Agreements. There is, under (a) any agreement to which any Loan Party or any Subsidiary is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00), or (b) any breach or default by Borrower, any of Borrower’s Subsidiaries, or Guarantor, the result of which could have a material adverse effect on Borrower’s, any of Borrower’s Subsidiaries’, or any Guarantor’s business or operations;

8.7        Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any Subsidiary by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8        Misrepresentations. Any Loan Party has made any representation, warranty, or other statement in any Loan Document, any Bank Services Agreement or in any writing delivered to Bank, in order to induce Bank to enter this Agreement, any Loan Document or any Bank Services

Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9        Subordinated Debt. Any subordination or intercreditor agreement with respect to any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10      Loan Documents. Any Loan Document, or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any Loan Document or any Bank Services Agreement or, in either case, any provision thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

8.11      Change in Control. The occurrence of a Change in Control; or

8.12      Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed that would reasonably be expected to cause a Material Adverse Change.

8.13      Delisting. After an initial public offering of Borrower’s common stock on an exchange or market, such shares are delisted from such exchange or market because of Borrower’s failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on such exchange or market.

Section 9           Bank’s Rights and Remedies.

9.1        Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)        declare all Obligations to be immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be automatically and immediately due and payable without any action by Bank);

(b)        stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)        demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the aggregate face amount of any letters of credit denominated in Dollars remaining undrawn, and (B) one hundred fifteen percent (115.0%) of the Dollar Equivalent of the aggregate face amount of any letters of credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith), to secure all of the Obligations relating to such letters of credit, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit;

(d)        terminate any FX Contracts (it being understood and agreed that (i) Bank is not obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and Bank may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as Bank deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by Bank arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) Bank shall not be liable to Borrower for any gain in value of a FX Contract that Bank may obtain in covering Borrower’s breach);

(e)        verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f)        make any payments and do any acts it considers necessary or reasonable to protect or preserve the Collateral and/or its security interest in the Collateral. The Loan Parties shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)        apply to the Obligations any (i) balances and deposits of any Loan Party it holds, or (ii) amount held by Bank owing to or for the credit or the account of the Loan Parties;

(h)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Loan Party’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)         place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral (other than deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of the Loan Parties’ employees and identified to Bank by Borrower as such);

(j)         demand and receive possession of the Books; and

(k)        exercise all rights and remedies available to Bank under the Loan Documents or any Bank Services Agreement or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2        Power of Attorney. Each Loan Party hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors; (d) make, settle, and adjust all claims under such Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Loan Party hereby appoints Bank as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as such Loan Party’s attorney-in-fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3        Protective Payments. If any Loan Party fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to protect or preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide such Loan Party with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4        Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession and constituting Collateral (other than Excluded Accounts), whether from such Loan Party’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to the Loan Parties by credit to the Designated Deposit Account or to other Persons legally entitled thereto; the Loan Parties shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5        Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.6        No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document or any Bank Services Agreement shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement, the other Loan Documents and any Bank Services Agreement are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7        Demand Waiver. Each Loan Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Loan Party is liable.

Section 10         Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Bank or any Loan Party may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	Koru Medical Systems, Inc. 100 Corporate Drive Mahwah, New Jersey 07430 Attn: Thomas Adams Email: Tadams@korumedical.com

With a copy to:	Royer Cooper Cohen Braunfeld LLC Two Logan Square 100 N. 18th Street, Suite 710 Philadelphia, Pennsylvania 19103 Attn: Heather R. Badami, Esq. Email: hbadami@rccblaw.com

If to Bank:	HSBC Ventures USA Inc. c/o CRE Servicing 2929 Walden Ave. Depew, NY 14043 Phone: 716-841-6444 Email: creservicing@us.hsbc.com

With a copy to:	HSBC Ventures USA Inc. Attention: Loan Operations 545 Washington Blvd, 9th Floor Jersey City, NJ 07310 Email: creservicing@us.hsbc.com

and:	Morrison & Foerster LLP 200 Clarendon Street, Floor 21 Boston, Massachusetts 02116 Attn: David A. Ephraim, Esquire Email: DEphraim@mofo.com

Section 11         Choice of Law, Venue, and Jury Trial Waiver.

This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) arising out of or relating thereto (except, as to any Loan Document, as expressly set forth therein) and the transactions contemplated by such documents shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law. Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Nothing in this Agreement shall affect any right Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any of the Loan Parties or its properties in the courts of any jurisdiction. Each party further waives personal service of any summons, complaint or other process, right to a jury trial and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder and that service so made shall be deemed completed upon the earlier to occur of such person’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

Section 12         General Provisions.

12.1      Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been satisfied. So long as the Loan Parties have satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date and Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2      Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of any Loan Party, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. So long as no Event of Default is continuing, Bank shall provide Borrower with five (5) Business Days’ prior notice of any such assignment; provided that (a) the failure to provide such notice shall not affect the validity of such assignment or result in any liability of Bank and (b) no such notice shall be required in connection with any participation. Notwithstanding the above, Bank may at any time without notice to Borrower pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Bank (or its Affiliates) including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with applicable law. Bank, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each assignment or other transfer delivered to it and a register for the recordation of the names and addresses of the assignee(s), transferee(s), participant(s) or other recipient(s), and the commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each such assignee, transferee, participant or other recipient pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, Bank and any assignee, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.2 shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) or proposed Section 1.163-5(b) of the U.S. Treasury Regulations promulgated under the IRC. Each lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no such lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.3      Indemnification. Each Loan Party agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party under or in connection with the transactions contemplated by the Loan Documents and any Bank Services Agreement; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, or arising from transactions between Bank and any Loan Party (including reasonable attorneys’ fees and expenses) under or in connection with the Loan Documents and any Bank Services Agreement, except for Claims and/or losses directly (x) caused by any Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction or (y) resulting from a claim brought by a Loan Party against an Indemnified Person for any material breach of such Indemnified Person’s obligations hereunder or under another Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses or expenses arising from any non-Tax claim.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4      Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5      Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6      Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7      Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8      Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9      Confidentiality. In handling any confidential information regarding the Loan Parties and their respective Subsidiaries and their business, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) (provided that such Bank Entities have agreed to the terms of this provision or to terms substantially the same as those of this provision); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision or to terms substantially the same as those of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10    Taxes.

(a)        Except as required by applicable law, any and all payments by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and, if such Tax is imposed on or with respect to any payment made by or on account of any obligation of such Loan Party under any Loan Document or Other Taxes (an “Indemnified Tax”), then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that no participant shall be entitled to receive any greater payment under this Section 12.10(a) with respect to any participation than the participating or assigning Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. For purposes of this Section 12.10, the term “applicable law” includes FATCA. Notwithstanding anything in the Loan Documents, Indemnified Taxes shall not include Excluded Taxes.

(b)        Each Loan Party hereby indemnifies Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by Bank, such Loan Party shall pay such Indemnified Taxes directly to the relevant taxing authority or governmental authority; provided that Bank shall not be under any obligation to provide any such notice to any Loan Party. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(c)        If Bank is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, at Borrower’s request Bank shall deliver to Borrower at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Each Person that becomes a successor, assignee or participant (or other transferee) of Bank pursuant to Section 12.2 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 12.10(c), as if it were “Bank” (it being understood that for participants the documentation required under this Section shall be delivered to the participating Bank).

(d)        As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, the applicable Loan Party shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(e)        Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, Bank, the termination of the Credit Extensions and the repayment, satisfaction or discharge of all obligations under any Loan Document.

12.11    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Loan Party and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, including without limitation, in connection with any appeals, and the enforcement of any judgment or similar order.

12.12    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against Bank, or any Affiliate of Bank, any of their respective officers, directors, managers, employees, agents, attorneys or representatives, of any of the foregoing Persons (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any loan or letter of credit, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.13    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14    Right of Setoff. Each Loan Party hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof (other than amounts in deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of such Loan Party’s employees and identified to Bank by Borrower as such) and apply the same to any liability or Obligation of such Loan Party even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.15    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.16    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.17    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.18    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.19    Patriot Act; Compliance with Sanctions. Pursuant to the requirements of the Patriot Act, Borrower must provide information to Bank that enables it to verify identification information concerning Borrower, including the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

12.20    Marketing Consent. Borrower hereby authorizes Bank, at its sole expense, but without any prior approval by Borrower, to publish such tombstones and give such other publicity to this Agreement as it may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until Borrower notifies Bank in writing that such authorization is revoked.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the Effective Date.

BORROWER:

KORU MEDICAL SYSTEMS, INC.

By      /s/Thomas Adams

Name: Thomas Adams

Title:   Chief Financial Officer

BANK:

HSBC VENTURES USA INC.

By      /s/ Evan Chen

Name: Evan Chen

Title:   Vice President

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

(a)        (i) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)        Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.